EXHIBIT 4.2
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         DATED                                         APRIL 17, 2003
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                              CARNIVAL CORPORATION

                                       AND

                            P&O PRINCESS CRUISES PLC







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                      EQUALIZATION AND GOVERNANCE AGREEMENT

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                                    CONTENTS


                                                                            PAGE

1.        DEFINITIONS AND INTERPRETATION......................................1

2.        BOARDS OF P&O PRINCESS AND CARNIVAL.................................9

3.        EQUALIZATION OF DISTRIBUTIONS......................................10

4.        CAPITAL ACTIONS....................................................11

5.        JOINT ELECTORATE ACTIONS...........................................16

6.        SEPARATE APPROVALS OF CLASS RIGHTS ACTIONS.........................17

7.        MEETINGS AND VOTING................................................19

8.        CHANGE OF CONTROL OF EITHER P&O PRINCESS OR CARNIVAL...............20

9.        STOCK EXCHANGES....................................................20

10.       LIQUIDATION........................................................20

11.       TERMINATION........................................................22

12.       CONSEQUENCES OF TERMINATION........................................22

13.       PERSONAL RIGHTS ONLY...............................................23

14.       ISSUE OF EQUALIZATION SHARES.......................................23

15.       RELATIONSHIP WITH OTHER DOCUMENTS..................................23

16.       MISCELLANEOUS......................................................23

17.       NOTICES............................................................24


18.       COUNTERPARTS.......................................................25

19.       GOVERNING LAW......................................................25

20.       ARBITRATION........................................................25


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                      EQUALIZATION AND GOVERNANCE AGREEMENT

THIS AGREEMENT is made on April 17, 2003 between:

(1) CARNIVAL CORPORATION, a Panamanian corporation having its principal place of business at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida, 33178 - 2428 ("CARNIVAL"); and

(2) P&O PRINCESS CRUISES PLC, a public limited company incorporated in England and Wales (Registered No. 4039524) having its registered office at 77 New Oxford Street, London WC1A 1PP ("P&O PRINCESS").

WHEREAS:

(A) P&O Princess and Carnival entered into the Implementation Agreement, pursuant to which P&O Princess and Carnival have agreed to do certain acts and things to implement the DLC Combination and create certain rights for the Carnival Shareholders and the P&O Princess Shareholders in respect of their interests in the combined enterprise.

(B) P&O Princess and Carnival wish to agree upon the terms of the ongoing relationship between them following the DLC Combination, the basic principles being that:

         (i) the two companies shall operate as if they were a single unified economic entity; and

         (ii) the Equalization Ratio shall govern the proportion in which distributions of income and capital are made to, and the relative voting rights of, the holders of Carnival Common Stock relative to the holders of P&O Princess Ordinary Shares.

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, unless the context otherwise requires:

         "ACTION" means, in relation to Carnival or P&O Princess, any action affecting the amount or nature of issued share capital of such company, including any non-cash Distribution, offer by way of rights, bonus issue, sub-division or consolidation, or buy-back;

         "APPLICABLE EXCHANGE RATE" means, in relation to any proposed Distributions by P&O Princess and Carnival in relation to which a foreign exchange rate is required, the average of the closing mid-point spot US dollar-sterling exchange rate on the five Business Days ending on the Business Day before the Distribution Determination Date relating to such Distributions (as shown in the London Edition of the Financial Times, or such other point of reference as the parties shall agree), or such other spot US dollar-sterling exchange rate or average US dollar-sterling exchange rate as at such other date (or over such other period) before a Distribution Determination Date as the Boards of P&O Princess and Carnival shall agree, in each case rounded to five decimal places;


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         "APPLICABLE REGULATIONS" means:

         (a) any law, statute, ordinance, regulation, judgement, order, decree, licence, permit, directive or requirement of any Governmental Agency having jurisdiction over P&O Princess and/or Carnival; and

         (b)      the rules, regulations, and guidelines of:

                  (i) any stock exchange or other trading market on which any shares or other securities or depositary receipts representing such shares or securities of either P&O Princess or Carnival are listed, traded or quoted; and

                  (ii) any other body with which entities with securities listed or quoted on such exchanges customarily comply,

         (but, if not having the force of law, only if compliance with such directives, requirements, rules, regulations or guidelines is in accordance with the general practice of persons to whom they are intended to apply) in each case for the time being in force and taking account all exemptions, waivers or variations from time to time applicable (in particular situations or generally) to P&O Princess or, as the case may be, Carnival;

         "ASSOCIATED TAX CREDIT" means, in relation to any Distribution proposed to be made by either P&O Princess or Carnival, the amount of any imputed or associated Tax credit or rebate or exemption (or the value of any other similar associated Tax benefit) which would be available to a shareholder receiving or entitled to receive the Distribution, together with the amount of any credit or benefit in respect of any tax required to be deducted or withheld from the Distribution by or on behalf of the paying company;

         "BOARD" means the Board of P&O Princess or the Board of Carnival as the context may require;

         "BOARD OF CARNIVAL" means the board of directors of Carnival (or a duly appointed committee of that board) from time to time;

         "BOARD OF P&O PRINCESS" means the board of directors of P&O Princess (or a duly appointed committee of that board) from time to time;

         "BUSINESS DAY" means any day other than a Saturday, Sunday or day on which banking institutions in the City of New York, London or the Cayman Islands are authorised or obligated by law or executive order to close in the United States or England (or on which such banking institutions are open solely for trading in euros);

         "CARNIVAL ARTICLES" means the Third Amended and Restated Articles of Incorporation of Carnival which will be in effect immediately following Completion, as amended from time to time;

         "CARNIVAL ARTICLES AND BY-LAWS" means the Carnival Articles and the By-laws of Carnival which will be in effect immediately following Completion, as amended from time to time;

         "CARNIVAL COMMON STOCK" means the issued and outstanding common stock, par value US$0.01 per share, of Carnival from time to time, as the same may be subdivided or consolidated from time to time and any capital stock into which such common stock may be reclassified, converted or otherwise changed;


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         "CARNIVAL CONVERTIBLE INSTRUMENTS" means the $600,000,000 2%
         Convertible Senior Debentures due 2021; and the $1,051,175,000 Liquid Yield Option Notes due 2021 (Zero Coupon-Senior);

         "CARNIVAL ENTRENCHED PROVISION" has the meaning given to it in the Carnival Articles and By-laws;

         "CARNIVAL EQUALIZATION SHARE" means any share designated as an equalization share in Carnival from time to time by the Board of Carnival;

         "CARNIVAL EQUIVALENT NUMBER" means the number of shares of Carnival Common Stock that have the same rights to distributions of income and capital and voting rights as one P&O Princess Ordinary Share. Initially, the Carnival Equivalent Number shall be 0.30040 but shall be adjusted as provided in Clause 4 and the Schedule. In all cases, the Carnival Equivalent Number shall be rounded to five decimal places;

         "CARNIVAL GROUP" means Carnival and its Subsidiaries from time to time and a member of the Carnival Group means any one of them;

         "CARNIVAL GUARANTEE" means the deed of guarantee of even date herewith between Carnival and P&O Princess whereby Carnival agrees to guarantee certain obligations of P&O Princess for the benefit of certain future creditors of P&O Princess, as amended from time to time;

         "CARNIVAL SPECIAL VOTING SHARE" means the special voting share of US$0.01 in Carnival;

         "CLASS RIGHTS ACTION" means any of the actions listed in Clause 6.1;

         "COMBINED GROUP" means the P&O Princess Group and the Carnival Group;

         "COMBINED SHAREHOLDERS" means the holders of Carnival Common Stock and the holders of P&O Princess Ordinary Shares;

         "COMPLETION" means the time at which the steps set out in Section 2.2 (Transaction to be Effected and Documents to be Exchanged) of the Implementation Agreement have been completed;

         "CURRENT MARKET PRICE" has the meaning given to it in Paragraph 3 of the Schedule;

         "DEALING DAY" has the meaning given to it in Paragraph 3 of the Schedule;

         "DISENFRANCHISED CARNIVAL COMMON STOCK" has the meaning given to that term in the Carnival Articles;

         "DISENFRANCHISED P&O ORDINARY SHARES" has the meaning given to that term in the P&O Princess Articles of Association;

         "DISENFRANCHISED SHARES" means the Disenfranchised P&O Ordinary Shares and the Disenfranchised Carnival Common Stock;

         "DISPUTE" has the meaning given to it in Clause 20(A);

         "DISTRIBUTABLE RESERVES" means, with respect to any Distribution by Carnival or P&O Princess, the total funds available to such company which it is permitted to use to pay or


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         make such Distribution under the Applicable Regulations relating to
         Carnival or P&O Princess, as the case may be;

         "DISTRIBUTION" means, in relation to Carnival or P&O Princess, any dividend or other distribution, whether of income or capital, and in whatever form, made by such company or any of its Subsidiaries to the holders of such company's Shares, including for the purposes of this definition Disenfranchised Shares, by way of PRO RATA entitlement, excluding any Liquidation Distribution or buy-back or repurchase or cancellation of Shares;

         "DISTRIBUTION DETERMINATION DATE" means, with respect to any parallel Distributions to be made by Carnival and P&O Princess, the date on which the Board of P&O Princess and the Board of Carnival resolve to pay or make such parallel Distributions (or, if they resolve on different dates to pay or make such parallel Distributions, the later of those dates);

         "DLC COMBINATION" means the combination of Carnival and P&O Princess by means of a dual listed company structure effected pursuant to this Agreement and the transactions contemplated hereby, including the SVE Special Voting Deed, the Carnival Articles and By-laws, the P&O Princess Memorandum and Articles, the Carnival Guarantee and the P&O Princess Guarantee;

         "DLC STRUCTURE" means the structure created by the DLC Combination;

         "DLC SVC" means DLC SVC Limited, a company incorporated in England and Wales, or such other company as replaces DLC SVC Limited pursuant to the terms of the SVE Special Voting Deed;

         "DLC SVC OWNER" means The Law Debenture Trust Corporation p.l.c., a company incorporated in England and Wales, or such other entity as shall be agreed between P&O Princess and Carnival;

         "DLC TRANSACTIONS" has the meaning given to that term in the Implementation Agreement;

         "EQUALIZATION DISTRIBUTION AMOUNT" means, in relation to either P&O Princess or Carnival, the amount of any Distribution proposed to be paid or made by such company at any particular time on its Shares, before deduction of any amount in respect of Tax required to be deducted or withheld from such Distribution by or on behalf of such company and excluding the amount of any Associated Tax Credit, all such amounts being expressed in the currency of declaration and on a per share basis;

         "EQUALIZATION RATIO" means, at any time, the ratio of (i) one P&O Princess Ordinary Share to (ii) the Carnival Equivalent Number at such time;

         "EQUALIZATION SHARE" means, in relation to P&O Princess, the P&O Princess Equalization Share and, in relation to Carnival, the Carnival Equalization Share;

         "EQUITY EQUIVALENTS" has the meaning given in Clause 4.4(A);

         "EQUIVALENT DISTRIBUTION" has the meaning given in Clause 3.1;

         "EQUIVALENT RESOLUTION" means a resolution of either P&O Princess or Carnival that is equivalent in nature and effect to a resolution of the other company;


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         "FAIR MARKET VALUE" has the meaning given to it in Paragraph 3 of the
         Schedule;

         "FINAL AWARD" has the meaning given to it in Clause 20(D);

         "FINANCIAL PERIOD" means a financial year of either P&O Princess or Carnival or any other period for which both of their accounts may by mutual agreement be made up;

         "GOVERNMENTAL AGENCY" means a court of competent jurisdiction or any government or any governmental, regulatory, self-regulatory or administrative authority, agency, commission, body or other governmental entity and shall include any relevant competition authorities, the UK Panel on Takeovers and Mergers, the European Commission, the London Stock Exchange, the UK Listing Authority, the U.S. Securities and Exchange Commission and the NYSE;

         "GROUP" means, in relation to P&O Princess, the P&O Princess Group and, in relation to Carnival, the Carnival Group as the context requires;

         "GUARANTEE" means each of the P&O Princess Guarantee and the Carnival Guarantee;

         "IMPLEMENTATION AGREEMENT" means the agreement headed "Offer and Implementation Agreement" entered into between P&O Princess and Carnival dated as of 8 January 2003;

         "JOINT ELECTORATE ACTION" has the meaning given in Clause 5.1;

         "JOINT ELECTORATE PROCEDURE" means the procedures referred to in Clause 5.2;

         "LIQUIDATION" means, with respect to either Carnival or P&O Princess, any liquidation, winding up, receivership, dissolution, insolvency or equivalent or analogous proceedings pursuant to which the assets of such company will be liquidated and distributed to creditors and other holders of provable claims against such company;

         "LIQUIDATION DISTRIBUTION" means, in relation to Carnival or P&O Princess, any dividend or other distribution per Share, whether of income or capital, and in whatever form, made or to be made by such company or any of its Subsidiaries to the holders of such company's Shares by way of PRO RATA entitlement in connection with the Liquidation of such company;

         "LIQUIDATION EXCHANGE RATE" means, as at any date, the average of the closing mid-point spot US dollar-sterling exchange rate on the five Business Days ending on the Business Day before such date (as shown in the London Edition of the Financial Times), or such other US dollar-sterling exchange rate as the Boards of P&O Princess and Carnival or the Board of P&O Princess and liquidators of Carnival or the Board of Carnival and the liquidators of P&O Princess or the liquidators of both P&O Princess and Carnival, as the case may be, may determine, in each case rounded to five decimal places;

         "LONDON STOCK EXCHANGE" means the London Stock Exchange plc;

         "MAJORITY RESOLUTION" means, with respect to Carnival or P&O Princess, a resolution duly approved at a meeting of the shareholders of such company by the affirmative vote of a majority of all the votes Voted on such resolution by all shareholders of such company entitled to vote thereon (including, where appropriate, the holder of the Special Voting Share of such company) who are present in person or by proxy at such meeting;


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         "MATCHING ACTION" has the meaning given in Clause 4.5;

         "NET ASSETS" has the meaning given in Clause 10.2;

         "NYSE" means the New York Stock Exchange, Inc.;

         "P&O PRINCESS ARTICLES OF ASSOCIATION" means the Articles of Association of P&O Princess which will be in effect immediately following Completion, as amended from time to time;

         "P&O PRINCESS ENTRENCHED PROVISION" has the meaning given to it in the P&O Princess Memorandum and Articles;

         "P&O PRINCESS EQUALIZATION SHARE" means the equalization share of (pound)1 in the capital of P&O Princess;

         "P&O PRINCESS ADS" means an American Depositary Share of P&O Princess, each of which currently represents four P&O Princess Ordinary Shares, and which is listed on NYSE;

         "P&O PRINCESS GUARANTEE" means the deed of guarantee of even date herewith between P&O Princess and Carnival whereby P&O Princess agrees to guarantee certain obligations of Carnival for the benefit of certain future creditors of Carnival, as amended from time to time;

         "P&O PRINCESS GROUP" means P&O Princess and its Subsidiaries from time to time and a member of the P&O Princess Group means any one of them;

         "P&O PRINCESS MEMORANDUM AND ARTICLES" means the Memorandum and Articles of Association of P&O Princess which will be in effect immediately following Completion, as amended from time to time;

         "P&O PRINCESS ORDINARY SHARES" means the issued ordinary shares of US$0.50 each in P&O Princess from time to time (including the underlying ordinary shares to each P&O Princess ADS), as the same may be subdivided or consolidated from time to time and any ordinary shares into which such class of shares may be reclassified, converted or otherwise changed;

         "P&O PRINCESS SVT" means P&O Princess Special Voting Trust, a trust organized under the laws of the Cayman Islands or any successor thereto;

         "P&O PRINCESS SPECIAL VOTING SHARE" means the special voting share of (pound)1 in P&O Princess;

         "P&O PRINCESS TRUSTEE" means The Law Debenture Trust Corporation (Cayman) Limited, as trustee of P&O Princess SVT pursuant to the P&O Princess SVT Agreement (or any successor trustee appointed pursuant to Section 7.06 thereof);

         "P&O PRINCESS SVT AGREEMENT" means the Voting Trust Deed establishing P&O Princess SVT between P&O Princess Trustee and Carnival, of even date herewith as amended from time to time;

         "PARALLEL SHAREHOLDER MEETING" means, in relation to Carnival or P&O Princess, any meeting of the shareholders of that company which is:


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         (a)      nearest in time to, or is actually contemporaneous with, the meeting of the shareholders of the other company and at which some or all of the same resolutions or some or all the Equivalent Resolutions are to be considered;

         (b) designated by the Board of Carnival or the Board of P&O Princess, as the case may be, as the parallel meeting of a particular meeting of shareholders of the other company;

         "PRIMARY ACTION" has the meaning given in Clause 4.5;

         "RELEVANT COMPANY" has the meaning given in Paragraph 1.1 of the Schedule;

         "REPURCHASE" means:

         (a) a repurchase of shares in the capital of P&O Princess having voting rights by any member of the P&O Princess Group or a reduction by P&O Princess of its issued Ordinary share capital;

         (b) a repurchase of Carnival Common Stock by any member of the Carnival Group; or

         (c) a purchase of shares in the capital of P&O Princess having voting rights by any member of the Carnival Group; or

         (d) a purchase of Carnival Common Stock by any member of the P&O Princess Group;

         provided that the purchase of P&O Princess Ordinary Shares in the Offer (as defined in the Implementation Agreement) shall not be deemed to be a Repurchase;

         "REQUIRED MAJORITY" has the meaning given in Clause 6.2;

         "SHARES" means, in relation to P&O Princess, the P&O Princess Ordinary Shares which, for the avoidance of doubt shall not include Disenfranchised P&O Ordinary Shares (except where stated to the contrary) and, in relation to Carnival, the Carnival Common Stock which, for the avoidance of doubt shall not include Disenfranchised Carnival Common Stock (except where stated to the contrary);

         "SPECIAL VOTING SHARE" means, in relation to Carnival, the Carnival Special Voting Share and, in relation to P&O Princess, the P&O Princess Special Voting Share;

         "STERLING" means the lawful currency from time to time of the United Kingdom;

         "SUBSIDIARY" means with respect to Carnival or P&O Princess, any entity, whether incorporated or unincorporated, in which such company owns, directly or indirectly, a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the directors or other persons performing similar functions, or the management and policies of which such party otherwise has the power to direct;

         "SUPERMAJORITY RESOLUTION" means, with respect to Carnival or P&O Princess, a resolution required by Applicable Regulations and/or the Carnival Articles and By-laws or the P&O Princess Memorandum and Articles, as relevant, to be approved by a higher percentage of votes Voted than required under a Majority Resolution, or where the


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         percentage of votes Voted in favour and against the resolution is required to be calculated by a different mechanism to that required by a Majority Resolution;

         "SVE SPECIAL VOTING DEED" means the agreement of even date herewith entered into among DLC SVC, the DLC SVC Owner, the P&O Princess Trustee, P&O Princess and Carnival relating, INTER ALIA, to how each Special Voting Share is to be voted, as amended from time to time;

         "TAX" means any taxes, levies, imposts, deductions, charges, withholdings or duties levied by any authority (including stamp and transaction duties) (together with any related interest, penalties, fines and expenses in connection with them);

         "TAX BENEFIT" means any credit, rebate, exemption or benefit in respect of Tax available to any person;

         "TRIBUNAL" has the meaning given to it in Clause 20(B);

         "UK LISTING AUTHORITY" means the Financial Services Authority in its capacity as competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000;

         "US SECURITIES EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934; and

         "VOTED" means the number of votes recorded in favour of and against a particular resolution at a shareholders' meeting of either P&O Princess or Carnival by holders of Shares, holders of any other class of shares entitled to vote and (where appropriate) the holder of the relevant Special Voting Share PROVIDED THAT votes recorded as abstentions by holders of Carnival Common Stock or P&O Princess Ordinary Shares (or any other class of shares entitled to vote) shall not be counted as having been Voted for these purposes.

1.2      INTERPRETATION

         Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

         (A)      The singular includes the plural and conversely.

         (B)      One gender includes all genders.

         (C) Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

         (D) A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

         (E) A reference to a Clause or a Schedule is to a Clause of or a Schedule to this Agreement, and the Schedule forms part of this Agreement.

         (F) A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.


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         (G)      A reference to any legislation (including any listing rules of a stock exchange or voluntary codes) or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

         (H) A reference to "writing" includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

         (I) Mentioning anything after "include", "includes", or "including" does not limit what else might be included. Where particular words are following by general words, the general words are not limited by the particular.

         (J) Reference to a body, other than a party to this Agreement (including any Governmental Agency) , whether statutory or not:

(i)               which ceases to exist; or

(ii)              whose powers or functions are transferred to another body,

                  is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

         (K) All references to "time" are to the local time in the place where the relevant obligation is to be performed (or right exercised).

         (L) References in this Agreement to "US$" and "cents" are to United States dollars and cents and to "(pound)" and "p" are to pounds sterling and to pence sterling.

         (M) References to an offer by way of rights by Carnival or P&O Princess are to any type of offer (whether renounceable or non-renounceable) made by such company to the holders of its Shares in proportion to their holdings at the relevant time, subject to such exclusions or other arrangements as the relevant Board may deem necessary or expedient in relation to fractional entitlements or legal or practical difficulties with making the offer under any Applicable Regulations of or in any jurisdiction.

         (N) References to "party" or "parties" in this Agreement are to the parties to this Agreement.

2.                BOARDS OF P&O PRINCESS AND CARNIVAL

2.1      BOARD PRINCIPLES

         P&O Princess and Carnival agree that the following principles are essential to the implementation, management and operation of the DLC
         Structure:

         (A) P&O Princess and Carnival must operate as if they were a single unified economic entity, through boards of directors which comprise exactly the same individuals and a unified senior executive management, and the Combined Shareholders shall be treated as if they were shareholders of a combined enterprise; and

         (B) the directors of P&O Princess and Carnival shall, in addition to their duties to the company concerned, have regard to the interests of the other company and both


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                  the holders of P&O Princess Ordinary Shares and the holders of
                  Carnival Common Stock as if the two companies were a single unified legal entity.

2.2      BOARD COMPOSITION

         Each of Carnival and P&O Princess will therefore do (and will, to the extent it is able, procure that each member of its Group will do) all acts and things necessary and within their respective powers to ensure that at all times the Board of P&O Princess and the Board of Carnival comprise exactly the same individuals.

2.3      INDEMNIFICATION OF DIRECTORS

         Each of Carnival and P&O Princess will take all actions necessary or desirable to ensure that the directors of each company shall be indemnified by such company and the other company for any acts or omissions by such directors in their capacity as a director of such company, to the maximum permitted by Applicable Regulations PROVIDED THAT nothing in this paragraph shall affect the obligations provided for in Section 4.8.1 (Director and Officer Liability) of the Implementation Agreement.

3.       EQUALIZATION OF DISTRIBUTIONS

3.1      EQUALIZATION PRINCIPLE

         3.1.1 Subject to the other provisions of this Agreement, neither Carnival nor P&O Princess shall pay or make any Distribution in cash unless the other company also pays or makes a Distribution in cash at or about the same time and the ratio of the Equalization Distribution Amount so paid or made by Carnival to the Equalization Distribution Amount so paid or made by P&O Princess (converted, if applicable, at the Applicable Exchange Rate for such Distributions and rounded to five decimal places) equals the Equalization Ratio in effect on the Distribution Determination Date for such Distributions (each, an "EQUIVALENT DISTRIBUTION")

         3.1.2 Subject to Clause 3.1.3, neither Carnival nor P&O Princess shall declare or otherwise become obligated to pay or make a Distribution in cash unless (i) on the date on which such declaration is made or such obligation is created, the other company has sufficient Distributable Reserves to make an Equivalent Distribution with respect to such Distribution; or
                  (ii) such company agrees to pay, and does pay, to the other company (before such other company pays or makes such Distribution) the minimum amount required by the other company so that it will have sufficient Distributable Reserves to pay or make such an Equivalent Distribution. Notwithstanding compliance with the preceding sentence, if either of Carnival or P&O Princess shall have declared or otherwise become obligated to pay or make an Equivalent Distribution and does not have sufficient Distributable Reserves to pay or make such Equivalent Distribution when due, then the other company shall pay to such company the minimum amount required by such company so that it will have sufficient Distributable Reserves to pay or make such Equivalent Distribution; PROVIDED HOWEVER that if the other company does not have sufficient Distributable Reserves to pay or make in full both the Equivalent Distribution that it declared or became obligated to make and the payment required by this sentence, then (1) such other company shall only pay or make the portion of that Equivalent Distribution (and any related payment that would have been required by this sentence in respect of such portion if it were the entire Equivalent Distribution that it had declared or became obligated to make) that it can make out of its Distributable Reserves; and (2) the first company shall only pay or make the portion of its Equivalent Distribution that it can make out of its Distributable Reserves following receipt of such payment.

         3.1.3 For the purposes of Clause 3.1.2, the amount a company is required to pay the other company shall be determined after taking into account all Taxes payable by, and all Tax Benefits of, the parties with respect to the payment or receipt of such payment and any such payment may be made on the Equalization Share issued by the paying party if both Boards deem it appropriate.

3.2      TIMING OF EQUALIZED DISTRIBUTIONS

         The parties agree that, insofar as is practical, the Boards of P&O Princess and Carnival shall:

         (A) in relation to any proposed cash Distribution, agree the amount of the Equivalent Distribution to be made by each company;

         (B) determine to pay or recommend to pay Equivalent Distributions at Board meetings convened as close in time to each other as is practicable;

         (C) announce and pay their Equivalent Distributions simultaneously or as close in time as is practicable;

         (D) ensure that the record dates for receipt of the Equivalent Distributions are on the same date; and

         (E) generally co-ordinate the timing of all other aspects of the payment or making of Equivalent Distributions.

4.                CAPITAL ACTIONS

4.1      EQUALIZATION PRINCIPLE

         The capital of the DLC Structure is to be deployed and managed in the most effective way for the benefit of the Combined Shareholders. Solely for purposes of construing the provisions of this Clause 4 and the Schedule, and without providing an independent basis for requiring any adjustment to the Carnival Equivalent Number or the Equalization Ratio or other action hereunder, Carnival and P&O Princess further intend to undertake Actions in such a way as will not give rise to a materially different financial effect as between the interests of the holders of Carnival Common Stock and the interests of the holders of P&O Princess Ordinary Shares, unless approved as a Class Rights Action.

4.2      AUTOMATIC ADJUSTMENT

         If any Action by Carnival or P&O Princess is covered by the Schedule, then an automatic adjustment to the Carnival Equivalent Number (and therefore the Equalization Ratio) will occur pursuant to such Schedule unless the Board of the other company, in its sole discretion, undertakes:

         (A)      a Matching Action; or

         (B) an alternative to such automatic adjustment, that has been approved as such by a Class Rights Action,

         it being understood that the Board of the other company is under no obligation to undertake any such Matching Action or to seek approval as a Class Rights Action of any such alternative.

4.3      OTHER ACTIONS

         If any Action by Carnival or P&O Princess is not covered by the Schedule, then no automatic adjustment to the Carnival Equivalent Number or the Equalization Ratio will occur but the Board of the other company shall have the right (in its sole discretion), but not the obligation (i) to undertake a Matching Action; or (ii) to seek approval of an adjustment to the Carnival Equivalent Number (and therefore the Equalization Ratio) as a Class Rights Action in order to ensure that the proposed Action does not give rise to materially different financial effects as between the interests of the holders of Carnival Common Stock and the interests of holders of P&O Princess Ordinary Shares. In all cases, the Boards of P&O Princess and Carnival will co-operate in deciding what (if any) Actions or Matching Actions to undertake.

4.4      NO ADJUSTMENT REQUIRED

         Notwithstanding any other provision of this Clause 4 or the Schedule, no adjustment to the Carnival Equivalent Number or the Equalization Ratio will be required on the following Actions:

         (A) grants or issuances by Carnival or P&O Princess of their equity securities, or securities convertible into, or exchangeable or exercisable for, their equity securities ("EQUITY EQUIVALENTS"), under scrip dividend or dividend reinvestment schemes where the market value of the equity securities or equity equivalents granted or issued (determined in the manner customary for such schemes or plans in the jurisdictions in which they operate) is equal to, or less than, the cash amount of the dividend waived or reinvested;

         (B) issuances of equity securities or equity equivalents by either P&O Princess or Carnival pursuant to a share or stock option or purchase or other benefit plan to or on behalf of any one or more of the directors, officers, employees or consultants (in their capacity as such) of such company or any of its Subsidiaries, which plans are either:

                  (i)      in existence prior to the date of this Agreement; or

                  (ii) approved by the relevant Board and as otherwise required by Applicable Regulations;

         (C) any issuance of Carnival Common Stock under the Carnival Convertible Instruments;

         (D) other issuances by Carnival or P&O Princess of its equity securities or equity equivalents to any person, including for acquisitions, other than by way of rights to the holders of its Shares as a class;

         (E) repurchases or buy-backs by Carnival or P&O Princess of its Shares as follows:

                  (i) in the market in an offer (1) not made by way of rights to the holders of its Shares; or (2) in compliance with Rule 10b-18 (under the US Securities Exchange Act);

                  (ii) (other than under the preceding sub-clause (i)) at or below market price of such Shares (1) in the case of a repurchase or buy-back at a fixed price, on the Dealing Day immediately preceding the date on which such repurchase or buy-back is announced; or (2) otherwise, on the Dealing Day immediately preceding the date on which such repurchase or buy-back is made;

                  (iii) any purchase by Carnival of Excess Shares (as defined in the Carnival Articles and By-laws) under Article XIII of the Carnival Articles (or any equivalent amended articles of Carnival's Articles);

                  (iv) any purchase pursuant to the provisions of the Carnival Articles and By-laws or the P&O Princess Memorandum and Articles referred to in Clause 8; and

                  (v) pro rata by way of rights to the Combined Shareholders at the same amount of premium to the market value of the relevant Shares (as adjusted by the Equalization Ratio);

         (F)      Matching Actions;

         (G) the issue of an Equalization Share in accordance with Clause 14 by either party;

         (H) any purchase, cancellation or reduction of Disenfranchised P&O Ordinary Shares;

         (I) any purchase, cancellation or reduction of Disenfranchised Carnival Common Stock; and

         (J) any distribution of shares of beneficial interest in the P&O Princess SVT by Carnival in accordance with the Pairing Agreement among P&O Princess Trustee, Carnival and the transfer agent thereunder, of even date herewith.

4.5      MATCHING ACTION

         For the purposes of this Agreement, a "MATCHING ACTION" means, in relation to an Action in respect of the holders of Shares of Carnival or P&O Princess (the "PRIMARY ACTION"), an Action in respect of the holders of Shares in the other company which the Board of such other company determines (i) has a financial effect on the holders of the Shares of such other company equivalent (but not necessarily identical) to the financial effect of the Primary Action on the holders of Shares of the company undertaking the Primary Action; and (ii) does not materially disadvantage the holders of the Shares of either company. In making the determination referred to in the preceding sentence:

         (A) the Board of such other company shall consider the then existing Equalization Ratio, the timing of the Primary Action and any proposed Matching Action, and any other relevant circumstances;

         (B) in relation to any Action, when calculating any economic return to the holders of P&O Princess Ordinary Shares or Carnival Common Stock, any Tax or Tax Benefit shall be disregarded; and

         (C) the Boards of Carnival and P&O Princess shall have no obligation to take into account any fluctuations in exchange rates or in the market value of any securities or any other changes in circumstances arising after the date on which the Boards of Carnival and P&O Princess, as the case may be, decide to undertake a particular Matching Action.

4.6      BOARDS' DECISIONS FINAL

         The decision as to whether an Action is a Matching Action shall be a decision solely for the Boards of P&O Princess and Carnival, which may obtain appropriate professional advice in connection with such determination if they, in their sole discretion, consider it to be appropriate. Any such decision made by the Boards of P&O Princess and Carnival in accordance with this Clause 4 shall be final and binding.

4.7      REPURCHASE OF SHARES

         4.7.1 From the date of this Agreement until the second anniversary of the date of this Agreement:

                  (A) no P&O Princess Ordinary Shares (other than P&O Princess Ordinary Shares which, immediately prior to such Repurchase, were Disenfranchised P&O Ordinary Shares) or other shares in the capital of P&O Princess carrying voting rights shall be Repurchased; and

                  (B) Carnival Common Stock may be Repurchased without restriction.

         4.7.2 From the second anniversary of the date of this Agreement until the fifth anniversary of the date of this Agreement:

                  (A) Carnival Common Stock may be Repurchased without restriction; and

                  (B) during each twelve month period commencing on an anniversary of this Agreement, P&O Princess Ordinary Shares representing not more than 5% of the total aggregate number of issued P&O Princess Ordinary Shares and other shares in the capital of P&O Princess carrying voting rights (including for the purpose of this provision any Disenfranchised P&O Ordinary Shares) as of the beginning of such twelve month period may be Repurchased.

         4.7.3    From the fifth anniversary of the date of this Agreement:

                  (A) there shall be no restriction on the Repurchase of Carnival Common Stock; and

                  (B) there shall be no restriction on the Repurchase of P&O Princess Ordinary Shares.

         4.7.4 All Repurchases shall be made in accordance with Applicable Regulations.

4.8      ISSUANCE OF SHARES

         4.8.1 From the date of this Agreement until the second anniversary of the date of this Agreement:

                  (A) no shares in the capital of P&O Princess carrying voting rights or securities convertible into or exercisable for such shares (other than an Equalization Share and the P&O Princess Special Voting Share) shall be issued to any member of the Carnival Group except where such shares or securities are issued on a pre-emptive basis to all shareholders of P&O Princess; and

                  (B) no shares in the capital of Carnival carrying voting rights or securities convertible into or exercisable for such shares (other than an Equalization Share) shall be issued to any member of the P&O Princess Group except where such shares or securities are issued on a pre-emptive basis to all shareholders of Carnival.

         4.8.2 From the second anniversary of the date of this Agreement until the fifth anniversary of the date of this Agreement:

                  (A) during each twelve month period commencing on an anniversary of this Agreement, shares in the capital of P&O Princess carrying voting rights or securities convertible into or exercisable for such shares representing (in the aggregate, on an as-converted basis) not more than 5% of the total aggregate voting power of the outstanding shares in the capital of P&O Princess carrying voting rights and the shares issuable upon conversion or exercise of such securities (including any Disenfranchised P&O Ordinary Shares) as of the beginning of such twelve month period may be issued to a member of the Carnival Group; and

                  (B) during each twelve month period commencing on an anniversary of this Agreement, shares in the capital of Carnival carrying voting rights or securities convertible or exercisable for into such shares representing (in the aggregate, on an as-converted basis) not more than 5% of the total aggregate voting power of the outstanding shares in the capital of Carnival carrying voting rights and the shares issuable upon conversion or exercise of such securities (including for the purpose of this provision any Disenfranchised Carnival Common Stock) as of the beginning of such twelve month period may be issued to a member of the P&O Princess Group.

         4.8.3    From the fifth anniversary of the date of this Agreement:

                  (A) there shall be no restriction on the issue of Carnival Common Stock to a member of the P&O Princess Group; and

                  (B) there shall be no restriction on the issue of P&O Princess Ordinary Shares to a member of the Carnival Group.

         4.8.4 All issuances of shares by Carnival and P&O Princess shall be made in accordance with Applicable Regulations.

5.       JOINT ELECTORATE ACTIONS

5.1      JOINT ELECTORATE ACTIONS

         5.1.1 All actions put to shareholders of either P&O Princess or Carnival, except for Class Rights Actions (see Clause 6 below) or resolutions of a procedural or technical nature (see Clause
                  7.5 below), will be Joint Electorate Actions.

         5.1.2 For the avoidance of doubt, the following actions, if put to the holders of P&O Princess Ordinary Shares or the holders of Carnival Common Stock, will be put to the Combined Shareholders as Joint Electorate Actions in accordance with the Joint Electorate Procedure set forth in Clause 5.2 below:

                  (A) the appointment, removal or re-election of any director of Carnival or P&O Princess, or both of them;

                  (B) to the extent such receipt or adoption is required by Applicable Regulations, the receipt or adoption of the financial statements of P&O Princess or Carnival, or both of them, or accounts prepared on a combined basis, other than any accounts in respect of the period(s) ended prior to the date of Completion;

                  (C) a change of name by P&O Princess or Carnival, or both of them; or

                  (D) the appointment or removal of the auditors of P&O Princess or Carnival, or both of them.

5.2      JOINT ELECTORATE PROCEDURE

         Subject to Clause 7.4, all Joint Electorate Actions shall be approved in accordance with the Joint Electorate Procedure. A Joint Electorate Action shall be approved under the Joint Electorate Procedure if, and only if, such action shall have been approved by:

         (A) a Majority Resolution of P&O Princess (or, if the P&O Princess Memorandum and Articles or Applicable Regulations require the action to be approved by Supermajority Resolution of the holders of the P&O Princess Ordinary Shares, by a Supermajority Resolution); and

         (B) a Majority Resolution of Carnival (or, if the Carnival Articles and By-laws or Applicable Regulations require the action to be approved by Supermajority Resolution of the holders of the Carnival Common Stock, by a Supermajority Resolution).

5.3      DISENFRANCHISED P&O ORDINARY SHARES

         If at any relevant time the rights attached to Disenfranchised P&O Ordinary Shares enable the holders of such shares to vote at any general meeting or class meeting of the Company then all references in Clauses 5.1 and 5.2 to:

         (A)      shareholders of P&O Princess;

         (B)      holders of P&O Princess Ordinary Shares; and

         (C)      Combined Shareholders,
         shall include the holders of such Disenfranchised P&O Ordinary Shares and such persons shall have the right to vote such shares on Joint Electorate Actions, Class Rights Actions of P&O Princess and procedural resolutions in the same manner as the holders of P&O Princess Ordinary Shares for the purposes of Clauses 5, 6 and 7.
5.4      DISENFRANCHISED CARNIVAL COMMON STOCK

         If at any relevant time the rights attached to Disenfranchised Carnival Common Stock enable the holders of such shares to vote at any general meeting or class meeting of the Company then all references in Clauses
         5.1 and 5.2 to:

         (A)      shareholders of Carnival;

         (B)      holders of Carnival Common Stock; and

         (C)      Combined Shareholders,

         shall include the holders of such Disenfranchised Carnival Common Stock and such persons shall have the right to vote such shares on Joint Electorate Actions, Class Rights Actions of Carnival and procedural resolutions in the same manner as holders of Carnival Common Stock for the purposes of Clauses 5, 6 and 7.

6.       SEPARATE APPROVALS OF CLASS RIGHTS ACTIONS

6.1      CLASS RIGHTS ACTION

         Notwithstanding anything to the contrary contained in this Agreement, if either P&O Princess or Carnival proposes to take any of the following actions:

         (A) the voluntary Liquidation of such company for which the approval of shareholders is required by Applicable Regulations or otherwise sought other than a voluntary Liquidation of both companies at or about the same time with the purpose or effect of no longer continuing the operation of the businesses of the companies as a combined going concern and not as part of a scheme, plan, transaction, or series of related transactions the primary purpose or effect of which is to reconstitute all or a substantial part of such businesses in one or more successor entities;

         (B) the sale, lease exchange or other disposition of all or substantially all of the assets of such company, other than in a bona fide commercial transaction undertaken for a valid business purpose in which such company receives consideration with a fair market value reasonably equivalent to the assets disposed of and not as a part of a scheme, plan, transaction or series of related transactions the primary purpose or effect of which is to collapse or unify the DLC Structure;

         (C) any adjustment to the Carnival Equivalent Number or the Equalization Ratio otherwise than in accordance with the provisions of this Agreement;

         (D) except where specifically provided for in the relevant agreements, any amendment to the terms of, or termination of, this Agreement, the SVE Special Voting Deed, the P&O Princess Guarantee or the Carnival Guarantee (including, for the avoidance of doubt, the voluntary termination of either Guarantee);

         (E) any amendment to, removal or alteration of the effect of (which shall include the ratification of any breach of) any P&O Princess Entrenched Provision or any Carnival Entrenched Provision;

         (F) any amendment to, removal or alteration of the effect of (which shall include the ratification of any breach of)
                  Article XII or XIII of the Carnival Articles that would cause, or at the time of implementation would be reasonably likely to cause, an Exchange Event described in clause (a) of the definition of such term in the P&O Princess Articles of Association to occur; and

         (G) the doing of anything which the Boards of Carnival and P&O Princess agree (either in a particular case or generally), in their absolute discretion, should be approved as a Class Rights Action, each of them agrees with the other that it shall only take such action after it has been approved as a Class Rights Action in accordance with this Clause 6.

6.2      APPROVALS OF CLASS RIGHTS ACTION

         A Class Rights Action shall require approval by a Majority Resolution of each company, unless Applicable Regulations and/or the Carnival Articles and By-laws and the P&O Princess Memorandum and Articles (as relevant) require such Class Rights Action to be approved as a Supermajority Resolution by either or both companies, in which case it shall be approved as a Supermajority Resolution by the relevant company or companies to which such requirement applies (the "REQUIRED MAJORITY").

6.3      CLASS RIGHTS PROCEDURE

         A Class Rights Action must be approved separately by the Required Majority of (i) the holders of the Carnival Common Stock and the holders of any other class of shares of Carnival that are entitled to vote pursuant to Applicable Regulations and/or the Carnival Articles and By-laws; and (ii) the holders of the P&O Princess Ordinary Shares and the holders of any other class of shares of P&O Princess that are entitled to vote pursuant to Applicable Regulations and/or the P&O Princess Memorandum and Articles. Each of Carnival and P&O Princess will convene a shareholders meeting at which the holders of its Shares and the holder of its Special Voting Share (and the holders of any other relevant class of shares) may vote upon the Class Rights Action together as a single class on a poll; PROVIDED THAT the holder of the relevant Special Voting Share shall not vote on such resolution unless the Class Rights Action is not approved by the Required Majority of the holders of Shares (and any other relevant class of shares) of the other company, in which case the holder of the Special Voting Share shall cast all votes to which the Special Voting Share is entitled against such resolution in accordance with the Carnival Articles and By-laws (in the case of the Carnival Special Voting Share) or in accordance with the P&O Princess Articles of Association (in the case of the P&O Princess Special Voting Share).

7.       MEETINGS AND VOTING

7.1      OBLIGATIONS TO CONVENE MEETINGS

         In relation to both Joint Electorate Actions and Class Rights Actions:

         (A) each party shall, as soon as practicable, convene a meeting of its shareholders for the purpose of considering a resolution to approve the Joint Electorate Action or Class Rights Action;

         (B) each party shall endeavour to ensure such meetings are held on dates as close together as is practicable; and

         (C) the parties shall co-operate fully with each other in preparing resolutions, explanatory memoranda or any other information or material required in connection with the proposed Joint Electorate Action or Class Rights Action.

7.2      POLL

         Each of P&O Princess and Carnival agrees with the other that any resolution proposed at a meeting of its shareholders in relation to which the holder of the P&O Princess Special Voting Share, or the holder of the Carnival Special Voting Share, is or may be entitled to vote shall be decided on by a poll (i.e. by tabulation of individual votes) and not, for the avoidance of doubt, on a show of hands.

7.3      TIMING OF POLL

         7.3.1 P&O Princess agrees with Carnival that any poll in which the holder of the P&O Princess Special Voting Share is or may be entitled to vote shall (as regards the P&O Princess Special Voting Share) be kept open for such time as to allow the corresponding general meeting of Carnival to be held and for the votes attaching to the P&O Princess Special Voting Share to be calculated and cast on such poll, although such poll may be closed earlier in respect of shares of other classes.

         7.3.2 Carnival agrees with P&O Princess that any poll on which the holder of the Carnival Special Voting Share is or may be entitled to vote shall (as regards the Carnival Special Voting Share) be kept open for such time as to allow the corresponding general meeting of P&O Princess to be held and for the votes attaching to the Carnival Special Voting Share to be calculated and cast on such poll, although such poll may be closed earlier in respect of shares of other classes.

7.4      DISCRETIONARY MATTERS

         The Boards of P&O Princess and Carnival may by agreement (subject to Applicable Regulations):

         (A) decide to seek the approval of the shareholders (or any class of shareholders) of either or both of P&O Princess and Carnival for any matter that would not otherwise require such approval;

         (B) require any Joint Electorate Action to be approved instead as a Class Rights Action; or

         (C) specify a higher majority vote than the majority that would otherwise be required for any shareholder vote provided for in this Clauses 5 and 6.

7.5      PROCEDURAL RESOLUTIONS

         Notwithstanding anything to the contrary contained in this Agreement, resolutions of Carnival or P&O Princess of a procedural or technical nature (and which do not adversely affect the other company or its shareholders in any material respect) shall not constitute Joint Electorate Actions or Class Rights Actions and will be voted on by the relevant company's shareholders voting separately, and neither Special Voting Share will have any vote on those resolutions. Resolutions which will constitute resolutions of a procedural or technical nature may include any resolution:

         (A) that certain people be allowed to attend or excluded from attending the meeting;

         (B) that discussion be closed and the question put to the vote (provided no amendments have been raised);

         (C)      that the question under discussion not be put to the vote;

         (D) to proceed with matters in an order other than that set out in the notice of the meeting;

         (E)      to adjourn the debate (for example, to a subsequent meeting);
                  and

         (F)      to adjourn the meeting.

8.       CHANGE OF CONTROL OF EITHER P&O PRINCESS OR CARNIVAL

         Carnival and P&O Princess shall co-operate with each other in the prompt enforcement of the provisions of Articles XIV and XV of the Carnival Articles and Articles 277 to 286 of the P&O Princess Articles of Association to the full extent possible under law.

9.       STOCK EXCHANGES

         Each of P&O Princess and Carnival will, and so far as it is able will ensure that each of its Subsidiaries will, ensure that it is in a position to comply with obligations imposed on it by all stock exchanges on which either or both of the parties' shares (or other securities or depository receipts representing such shares or securities) are from time to time listed, quoted or traded.

10.      LIQUIDATION

10.1     LIQUIDATION PRINCIPLE

         If either or both of Carnival and/or P&O Princess goes into any voluntary or involuntary Liquidation, Carnival and P&O Princess will, subject to Clause 10.2 below, make and receive such payments or take such other actions required to ensure that the holders of Shares (which, for the avoidance of doubt in this Clause 10 do not include the holders of Disenfranchised Shares) of each entity would, had each entity gone into Liquidation on the same date, be entitled to receive a Liquidation Distribution which is equivalent on a per Share basis in accordance with the then existing Equalization Ratio, having regard to the Liquidation Exchange Rate but ignoring any shareholder Tax or Tax Benefit.

10.2     LIQUIDATION PROCEDURE

         10.2.1 To establish the amount payable under Clause 10.1, each of Carnival and P&O Princess will determine the amount of assets (if any) it will have available for distribution in a Liquidation on the date of Liquidation (or notional date of Liquidation) to holders of its Shares after payment of all its debts and other financial obligations, including any tax costs associated with the realisation of any assets on a Liquidation and any payments due on any preference shares (its "NET ASSETS"). To the extent that the Net Assets of one company would enable it to make a Liquidation Distribution to the holders of its Shares that is greater than the Liquidation Distribution that the other company could pay from its Net Assets to the holders of its Shares, adjusting such comparative Liquidation Distribution in accordance with the then existing Equalization Ratio and having regard to the Liquidation Exchange Rate, but ignoring any shareholder Tax (including any withholding Tax required to be deducted by the company concerned) or Tax Benefit, then, subject to Clause 10.2.2, such company will make a balancing payment (or take any other balancing action described in Clause 10.3 below) in such amount as will ensure that both companies may make equivalent Liquidation Distributions to the holders of their Shares in accordance with the then existing Equalization Ratio and having regard to the Liquidation Exchange Rate, but ignoring any shareholder Tax (including any withholding Tax required to be deducted by the company concerned) or Tax Benefit, PROVIDED ALWAYS THAT no company need make a balancing payment (or take any other action) as described in this Clause
                  10.2 if it would result in neither the holders of Carnival Common Stock nor the holders of P&O Princess Ordinary Shares being entitled to receive any Liquidation Distribution at all.

         10.2.2 For purposes of Clause 10.2.1, the amount a company is required to pay the other company shall be determined after taking into account all Taxes payable by, and all Tax credits, losses or deductions of, the parties with respect to the payment or receipt of such payment and any such payment may be made on the Equalization Share issued by the paying party if both Boards deem it appropriate.

10.3     LIQUIDATION ACTIONS

         In giving effect to the principle regarding a Liquidation of Carnival and/or P&O Princess described above, Carnival and P&O Princess shall take such action as may be required to give effect to that principle, which may include:

         (A)      making a payment (of cash or in specie) to the other company;

         (B) issuing shares (which may include the Equalization Share) to the other party or to holders of Shares of the other party and making a distribution or return on such Shares; or

         (C) taking any other action that the Boards of Carnival and P&O Princess shall both consider appropriate to give effect to that principle.

         Any action other than a payment of cash by one company to the other shall require the prior approval of the Boards of both companies.

11.      TERMINATION

         Either Carnival or P&O Princess may terminate this Agreement:

         (A) on the mutual agreement of both parties (upon approval as a Class Rights Action);

         (B) if either party becomes a wholly-owned Subsidiary of the other; or

         (C) after all Liquidation obligations under Clause 10 have been satisfied.

12. CONSEQUENCES OF TERMINATION

12.1     NON DUAL-LISTED GROUP

         In any combination of Carnival and P&O Princess into a single non dual-listed group, the consideration to be received by the holders of Shares in the two companies will be calculated by reference to the applicable Equalization Ratio.

12.2     OTHER CIRCUMSTANCES

         12.2.1 In any other circumstances of termination of the DLC Structure, the Boards of Carnival and P&O Princess will use their reasonable endeavours to agree a termination proposal to be put to their shareholders which the Boards consider to be equitable to both the holders of Carnival Common Stock and the holders of P&O Princess Ordinary Shares, at the applicable Equalization Ratio and using an exchange rate agreed by the parties (failing which, such exchange rate to be determined by an independent accounting firm). If the Boards cannot agree on the proposal to be put to their respective holders of Shares, each Board will appoint an independent accounting firm to establish the value of its company as at the proposed date of termination. The two accounting firms will use the same principles of valuation. If the accounting firms fail to agree on each other's valuation of any company, then a third independent accounting firm shall be appointed to finally determine the value of such company or companies. If, subject to Clause 12.2.2, the agreed/determined respective values of each company on a per Share basis (using the agreed or determined exchange rate) are not equivalent in accordance with the Equalization Ratio at the proposed date of termination then a balancing payment, or other balancing action agreed by the companies, will be made by one company to the other as appropriate in such amount as will ensure that such values are equivalent in accordance with such Equalization Ratio.

         12.2.2 For purposes of Clause 12.2.1, the amount a company is required to pay the other company shall be determined after taking into account all Taxes payable by, and all Tax credits, losses or deductions of, the parties with respect to the payment or receipt of such payment and any such payment may be made on the Equalization Share issued by the paying party if both Boards deem it appropriate.

13.      PERSONAL RIGHTS ONLY

13.1     CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2001

         The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 2001, by any person who is not a party to this Agreement.

13.2     PERSONAL RIGHTS

         For the avoidance of doubt, the provisions of this Agreement are personal rights only. They do not, and are not intended to, create any proprietary right (including any proprietary right in any member, shareholder or creditor of P&O Princess or Carnival). These undertakings are not assignable, and cannot be subject to a mortgage, charge, pledge, encumbrance or other security interest. These undertakings do not survive any termination of this Agreement. It is fundamental to the agreement of each of P&O Princess and Carnival to give these undertakings that they should be relied on solely by the other, and it is fundamental to the agreement of each of P&O Princess and Carnival to accept these undertakings that they should be performed solely by the other.

14.      ISSUE OF EQUALIZATION SHARES

         The parties agree that the Board of P&O Princess and the Board of Carnival may agree to the issue of the P&O Princess Equalization Share to a member of the Carnival Group (against the nominal value of that share) and of the Carnival Equalization Share to a member of the P&O Princess Group (against the nominal value of that share), but that neither Carnival or P&O Princess shall issue its Equalization Share unless the Board of Carnival and the Board of P&O Princess shall have agreed to such issue.

15.      RELATIONSHIP WITH OTHER DOCUMENTS

         In the event of any conflict between this Agreement on the one hand and on the other hand either of the P&O Princess Memorandum and Articles or the Carnival Articles and By-laws, the terms of this Agreement shall prevail and the parties shall use their best endeavours to ensure that any required amendment to the P&O Princess Memorandum and Articles or the Carnival Articles and By-laws, as is appropriate, is proposed at meetings of P&O Princess and/or as the case may be Carnival in order to conform it or them with the provisions of this Agreement.

16.      MISCELLANEOUS

16.1     REGULATORY

         The parties will co-operate with each other from time to time to ensure that all information necessary or desirable for the making of (or responding to any requests for further information consequent upon) any notifications or filings made in respect of this Agreement, or the transactions contemplated hereunder, is supplied to the party dealing with such notification and filings and that they are properly, accurately and promptly made.

16.2     NO ASSIGNMENT

         Neither of the parties may assign any of its rights or obligations under this Agreement in whole or in part without the approval of the other party.

16.3     NO WAIVER

         No waiver by a party of a failure or failures by the other party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a like or different character.

16.4     NO PARTNERSHIP

         Neither this Agreement nor the DLC Transactions are intended for any legal, tax or other purpose to (i) alter the status of P&O Princess and Carnival as separate, independent entities (taxed respectively and exclusively as a United Kingdom and a Panamanian non-resident corporation), (ii) result in any of Carnival, P&O Princess, their respective Subsidiaries, or their respective shareholders being treated as creating an entity or otherwise entering into any partnership, joint venture, association or agency relationship, or (iii) give either party (or its respective Subsidiaries or shareholders) any legal or beneficial ownership interest in the assets or income of the other party, and shall not be construed as having such effect.

16.5     APPLICABLE REGULATIONS

         Each of the obligations of the parties hereto shall be subject to any Applicable Regulations as in force from time to time. To the extent not prohibited by law, the parties will do all things necessary to remedy any situation where Applicable Regulations prevent any party from performing its obligations hereunder.

16.6     SEVERANCE

         If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under any relevant law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. Notwithstanding the foregoing, the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be invalid, illegal or unenforceable.

16.7     AMENDMENT

         Any amendment to or termination of this Agreement shall be made in writing signed by duly authorised representatives of P&O Princess and Carnival. Any amendments to this Agreement which are formal or technical in nature and which are not materially prejudicial to the interests of the shareholders of either party or are necessary to correct any inconsistency or manifest error may be agreed between the Board of P&O Princess and the Board of Carnival. Any other amendment to this Agreement shall, for the avoidance of doubt, require approval by a Class Rights Action.

17.      NOTICES

         Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) when sent if sent by facsimile is promptly confirmed by telephone confirmation thereof; or (ii) when delivered, if delivered personally to the intended recipient or sent by overnight delivery via a national courier service, and in each case, addressed to the intended recipient at the address shown below:

                  CARNIVAL CORPORATION
                  3655 N.W. 87th Avenue
                  Miami, Florida 33178-2428

                  Attention:   Chairman and Chief Executive Officer
                  Fax:         (305) 599-2600

                  with copies to

                  CARNIVAL CORPORATION
                  3655 N.W. 87th Avenue
                  Miami, Florida 33178-2428

                  Attention:   General Counsel
                  Fax:         (305) 599-2600


                  P&O PRINCESS CRUISES PLC
                  Carnival House
                  5 Gainsford House
                  London SE1 2NE
                  UK

                  Attention:   Chief Executive Officer
                  Fax:         (+44) (0) 20 7378 4631

                  with copies to

                  P&O PRINCESS CRUISES PLC
                  Carnival House
                  5 Gainsford House
                  London SE1 2NE
                  UK

                  Attention:   General Counsel
                  Fax:         (+44) (0) 20 7378 4631

18.      COUNTERPARTS

         This Agreement may be entered into in any number of counterparts, all of which taken together, shall constitute one and the same instrument. Either party may enter into this Agreement by signing any such counterpart.

19.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Isle of Man.

20.      ARBITRATION

         (A) Any and all disputes, controversies or claims arising out of or in connection with this Agreement, any provision hereof, or any alleged breach hereof, and any and all disputes, controversies or claims relating to the validity of this Agreement (all of which are referred to herein as "DISPUTES"), even though some or all of such Disputes are alleged to be extra-contractual in nature, whether such Disputes sound in contract, tort or otherwise, at law or in equity, whether for damages, specific performance or other relief, shall be finally and exclusively determined by final and binding arbitration in accordance with this Clause 20.

         (B) The arbitral tribunal (the "TRIBUNAL") shall be composed of three arbitrators, which shall be appointed as follows: each party shall have the right to appoint one arbitrator; the two arbitrators so appointed shall then appoint a third arbitrator who shall serve as the Chairman of the Tribunal. A person or persons, entitled to appoint an arbitrator, shall appoint such arbitrator within ten (10) days of receiving notice from a party of the commencement of an arbitration, failing which such arbitrator shall, at the written request of either party, be appointed by the International Chamber of Commerce. At the initiation of a proceeding and upon the convening of the Tribunal, the arbitrators shall take an oath of neutrality and shall decide the matters presented to them based upon the evidence submitted in the proceeding and without regard to the origin or circumstances of their appointment or selection for service on the Tribunal.

         (C) The construction and interpretation of this Clause 20, and all rules of conduct of any arbitration conducted pursuant to this Clause 20 (including procedural and evidentiary matters), shall be determined by the Tribunal. Unless otherwise unanimously agreed by the arbitrators, the venue of the arbitration shall be Miami, Florida, USA.

         (D) The Tribunal shall conduct a hearing as soon as reasonably practicable after a matter has been submitted for arbitration by a party and the members of the Tribunal have been selected. As the Tribunal may direct and without the necessity of subpoenas or other court orders, the parties shall make their agents, employees and witnesses available upon reasonable notice at reasonable times for deposition or for testimony at the hearing and shall respond to requests for documents. An award completely disposing of all Disputes (a "FINAL AWARD") shall be rendered by the Tribunal as soon as reasonably practicable after the hearing. The Tribunal shall not be required to submit a detailed statement of its reasons, but shall set forth concisely in the Final Award the amounts, actions, contractual responsibilities or other remedial conclusions that the Tribunal determines to be appropriate.

         (E) Each party acknowledges and agrees that in the event either party breaches any of its obligations under this Agreement, the other party would be irreparably harmed and could not be made whole by monetary damages alone. Both parties accordingly agree that the Tribunal shall have the authority to grant any party all appropriate non-monetary relief, including ordering a breaching party to comply fully with its obligations under the Agreement, ordering specific performance or granting temporary or permanent injunctive relief; PROVIDED, HOWEVER, that nothing in this Clause 20 shall be construed to limit the Tribunal in awarding monetary damages, whether as a sole remedy or together with remedies for specific performance and/or injunctive relief.

         (F) Any award made by the Tribunal shall be final and binding upon each party, each of which expressly waives all right to appeal or recourse to any court. The Final Award may be confirmed, and a judgement entered or enforced, in any court of competent jurisdiction in the United States or the United Kingdom.

         (G) The fees and expenses of the arbitrators shall be borne equally by the parties, but the Final Award may include such allocations and awards of the arbitrators' fees and expenses as the Tribunal determines is appropriate.

IN WITNESS whereof this Agreement has been executed on the date first written above.

                                        CARNIVAL CORPORATION


                                        By: /s/ Howard S. Frank
                                            ----------------------------------
                                            Name:   Howard S. Frank
                                            Title:  Vice-Chairman and Chief
                                                    Operating Officer


                                        P&O PRINCESS CRUISES PLC


                                        By: /s/ Nick Luff
                                            ----------------------------------
                                            Name: Nicholas Luff
                                            Title: Chief Financial Officer

                                    SCHEDULE

             AUTOMATIC ADJUSTMENTS TO THE CARNIVAL EQUIVALENT NUMBER

1.       AUTOMATIC ADJUSTMENTS

1.1      RIGHTS ISSUE OF SHARES

         If either Carnival or P&O Princess (the "RELEVANT COMPANY") shall offer its Shares to the holders of its Shares as a class by way of rights at less than the Current Market Price of such Shares, the Carnival Equivalent Number shall be adjusted by:

                  (i) dividing the Carnival Equivalent Number by the following fraction where Carnival is the Relevant Company; and

                  (ii) multiplying the Carnival Equivalent Number by the following fraction where P&O Princess is the Relevant
                           Company:

                            K + L              Q
                           -------  where L = --- M
                            K + M              P

         where:

         K is the number of Shares of the Relevant Company which rank for the relevant offer;

         M is the aggregate number of Shares being offered to the holders of Shares of the Relevant Company;

         P is the Current Market Price of one Share of the Relevant Company; and

         Q is the price per Share being offered to the holders of Shares of the Relevant Company.

         The adjustment to the Carnival Equivalent Number shall become effective from the later of the time at which the Shares of the Relevant Company are first traded ex-rights and the time at which the issue of the Shares becomes wholly unconditional.

1.2      RIGHTS ISSUE OF OTHER SECURITIES

         If the Relevant Company shall offer any securities (other than a rights issue of Shares described in paragraph 1.1 of this Schedule) to holders of its Shares as a class by way of rights, or grant to such shareholders as a class by way of rights, any options, warrants or other rights to subscribe for, purchase or sell any securities, Carnival Equivalent Number shall be adjusted by:

                  (i) dividing the Carnival Equivalent Number by the following fraction where Carnival is the Relevant Company; and

                  (ii) multiplying the Carnival Equivalent Number by the following fraction where P&O Princess is the Relevant
                           Company:

                            R - S
                           -------
                              R
         where:

         R is the Current Market Price of one Share; and

         S is the estimated Fair Market Value (calculated in the same currency as the Shares described in R above) of the portion of the rights attributable to one Share of the Relevant Company over any five consecutive Dealing Days determined by the Board of the Relevant Company during the twenty Dealing Days preceding the date on which the Shares are first traded ex-rights.

         The adjustment to the Carnival Equivalent Number shall become effective from the later of the time at which the Shares of the Relevant Company are first traded ex-rights and the time at which the issue of the Shares becomes wholly unconditional.

1.3      NON CASH DISTRIBUTIONS AND SHARE REPURCHASES

         If the Relevant Company shall implement (i) any distribution of any non-cash assets; or (ii) any repurchase of its Shares involving an offer made to all or substantially all of its holders of Shares to repurchase their Shares at a premium to the Current Market Price of such shares, the Carnival Equivalent Number shall be adjusted by:

                  (i) dividing the Carnival Equivalent Number by the following fraction where Carnival is the Relevant Company; and

                  (ii) multiplying the Carnival Equivalent Number by the following fraction where P&O Princess is the Relevant
                           Company:

                               V
                           T - -
                               U
                           -----
                             T

         where:

         T is the Current Market Price of one Share of the Relevant Company;

         U is equal to the number of Shares of the Relevant Company prior to the non cash distribution or repurchase; and

         V is (i) in the case of a non cash distribution, the aggregate Fair Market Value of the assets distributed to shareholders of the Relevant Company; and (ii) in the case of a repurchase, the aggregate premium paid to holders of Shares; in either case denominated in the same currency as the Current Market Price referred to in T and disregarding the effect of any shareholder Taxes or Tax Benefits and/or any fees incurred in connection with the non-cash Distribution or repurchase.

         The adjustment to the Carnival Equivalent Number shall become effective immediately following implementation of the non-cash Distribution or repurchase.

1.4      CONSOLIDATION OR SUBDIVISION OF SHARES

         If there shall be a change to the number of Shares of the Relevant Company as a result of a consolidation or subdivision of shares, the Carnival Equivalent Number shall be adjusted by:

                  (i) dividing the Carnival Equivalent Number by the following fraction where Carnival is the Relevant Company; and

                  (ii) multiplying the Carnival Equivalent Number by the following fraction where P&O Princess is the Relevant
                           Company:

                  X
                 ---
                  Y

         where:

         X is the number of Shares of the Relevant Company outstanding or in issue immediately before such alteration; and

         Y is the number of Shares of the Relevant Company outstanding or in issue immediately after such alteration.

         The adjustment to the Carnival Equivalent Number shall become effective immediately after the alteration takes effect.

1.5      BONUS ISSUE OR STOCK DIVIDEND

         If the Relevant Company issues any Shares to holders of Shares for no consideration or solely by way of capitalisation of profits or reserves, the Carnival Equivalent Number shall be adjusted by:

                  (i) dividing the Carnival Equivalent Number following fraction where Carnival is the Relevant Company; and

                  (ii) multiplying the Carnival Equivalent Number by the following fraction where P&O Princess is the Relevant
                           Company:

                  X
                 ---
                  Y

         where:

         X is the number of Shares of the Relevant Company outstanding immediately before the issue; and

         Y is the number of Shares of the Relevant Company outstanding immediately after such issue.

         The adjustment to the Carnival Equivalent Number shall become effective from the time the issue of such Shares becomes wholly unconditional.

2.       CERTIFICATION

         The auditors for the time being of P&O Princess and Carnival shall jointly certify the arithmetical adjustment to be made to the Carnival Equivalent Number in the circumstances set out in this Schedule where an adjustment is made to such Carnival Equivalent Number and any adjustments so certified shall, in the absence of manifest error, be final and binding on the parties and on all others affected thereby. P&O Princess and Carnival agree with each other to make and co-ordinate such public announcements as are appropriate in relation to any such adjustments, subject to the requirements of Applicable Regulations.

3.       DEFINITIONS

         In this Schedule:

         "CURRENT MARKET PRICE" means the average market price of one Share of the Relevant Company (on its primary or main stock exchange) calculated over any five consecutive Dealing Days determined by the Board of the Relevant Company during the twenty Dealing Days preceding: -

                  (i) in the case of P in paragraph 1.1 and R in paragraph 1.2, the date on which such Shares are first traded ex-rights; and

                  (ii) in the case of T in paragraph 1.3, the date on which the non-cash distribution or repurchase is implemented;

         "DEALING DAY" means, with respect to any relevant market for the Shares, a day on which trading is conducted in such market; and

         "FAIR MARKET VALUE" means the fair market value determined by an investment bank of international repute appointed by agreement between the Boards of Carnival and P&O Princess, acting as expert and not as arbitrator and whose determination (in the absence of manifest error) shall be final and binding on the parties and on all others affected by such determination.